BRADLEES, INC.
EXHIBIT 11

                             AND SUBSIDIARIES

                            (Operating as Debtor-in-Possession)

                            COMPUTATION OF LOSS PER SHARE

           (Amounts in thousands except per share amounts)
                               52 Weeks Ended 				53 Weeks Ended

                     Feb. 1, 1997   			Feb. 3, 1996

Primary Loss Per Share

Net loss               				     ($218,759)    ($207,413)

Weighted average number of shares

 outstanding (1)     		    			 11,412 	  11,416

Incremental shares for assumed

exercise of

 stock options (1)
            Total common shares and common

share equivalent   					 11,412   	   11,416

Net loss per share:

Net loss                                         ($19.17)
($18.17)

Fully Diluted Loss Per Share (2)

Net loss                                        ($218,759)
($207,413)     Weighted average number of shares

outstanding (1)    					   11,412         11,416

Incremental shares for assumed

exercise of stock options (1)
            Total common shares and common share

equivalent							  11,412         11,416

Fully diluted net loss per share:

Net loss                                         ($19.17)
($18.17)        (1) Shares in thousands.

  (2) The information in this exhibit is provided in accordance with Item 601 of Regulation S-K, although such information is not required by Paragraph 14 of Accounting Principles Board
Opinion No. 15.